Exhibit 99.1

Ritter Pharmaceuticals Reports First Quarter 2017 Financial Results and Provides Business Updates

LOS ANGELES (May 9, 2017) – Ritter Pharmaceuticals, Inc. (NASDAQ: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a leading developer of novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases, today reported financial results for the first quarter ended March 31, 2017 and provided other business updates.

Recent Highlights

●	Clinical microbiome data from the Company’s Phase 2a clinical trial of RP-G28 in patients with lactose intolerance was published in the Proceedings of the National Academy of Science;

●	Appointed William Merino, Ph.D., to the Company’s Board of Directors;

●	Rang the closing bell at NASDAQ;

●	Established a partnership with the University of Nebraska and Dr. Amanda Ramer-Tait to study the role of the microbiome and RP-G28 in metabolic syndrome;

●	Established a partnership with Dr. B. Brett Finlay from the Michael Smith Laboratories at the University of British Columbia to study the role of the microbiome and RP-G28 in environmental enteropathy;

●	Announced top-line data from our Phase 2b/3 clinical trial of RP-G28 in patients with lactose intolerance;

●	Announced the issuance of three new patents, two in the U.S. and one in Australia, directed toward compositions containing and methods of using RP-G28; and

●	Established a new equity facility with Aspire Capital Fund, LLC on May 4, 2017, to give the Company the flexibility and capability to access up to $6.5 million in equity capital in the future at the Company’s sole discretion.

“The key event of the quarter was our announcement of top-line data from our Phase 2b/3 clinical trial of RP-G28 in patients with lactose intolerance. Results from the trial demonstrated a clinically meaningful benefit in subjects with the reduction of lactose intolerance symptoms. We are now looking forward to commencing our Phase 3 program, following our end-of-Phase 2 meeting with the FDA to discuss the steps needed for an NDA submission,” said Michael D. Step, Chief Executive Officer of Ritter Pharmaceuticals.

Andrew J. Ritter, Co-Founder and President of Ritter Pharmaceuticals, added, “We look forward to advancing RP-G28 into Phase 3, taking us one step closer to developing the first FDA-approved treatment for lactose intolerance, a condition suffered by over 40 million in the U.S. and millions more worldwide.”

First Quarter 2017 Financial Results

For the first quarter of 2017, Ritter Pharmaceuticals reported a net loss attributable to common stockholders of approximately $1.7 million compared to a net loss of approximately $3.1 million for the first quarter of 2016. Basic and diluted net loss per share was $0.14 for the three months ended March 31, 2017 compared to basic and diluted net loss per share of $0.36 for the same period in 2016.

Research and development expenses for the first quarter of 2017 totaled approximately $432,000 compared to approximately $1.9 million for the first quarter of 2016. This decrease was due to the completion of the Phase 2b/3 clinical trial.

General and administrative expenses for the first quarter of 2017 and 2016 were approximately $1.2 million.

As of March 31, 2017, Ritter Pharmaceuticals had cash and cash equivalents of approximately $5.1 million.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. Its lead product candidate, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions worldwide. The company is further exploring the functionality and discovering the therapeutic potential gut microbiome changes may have on treating/preventing a variety of conditions including: gastrointestinal diseases, immuno-oncology, metabolic, and liver disease.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to our ability to bring RP-G28 to market. Management believes that these forward-looking statements are reasonable as and when made. However, such statements involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process. For a discussion of certain risks and uncertainties affecting Ritter Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Ritter Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contacts
Ellen Mochizuki
310-203-1000
ellen@ritterpharma.com

RITTER PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Operating costs and expenses
Research and development	$432,154	$1,882,848
Patent costs	77,702	32,364
General and administrative	1,171,325	1,235,018
Total operating costs and expenses	1,681,181	3,150,230

Operating loss	(1,681,181)	(3,150,230)

Other income
Interest income	7,946	20,566
Other income	—	1,214
Total other income	7,946	21,780

Net loss	$(1,673,235)	$(3,128,450)

Net loss per share, basic and diluted	$(0.14)	$(0.36)

Weighted average shares outstanding, basic and diluted	11,619,197	8,583,259

RITTER PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,092,309	$7,046,282
Prepaid expenses	149,727	156,752
Total current assets	5,242,036	7,203,034

Other assets	10,326	10,326
Property and equipment, net	22,235	23,542
Total Assets	$5,274,597	$7,236,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,634,698	$1,896,368
Accrued expenses	900,762	1,222,735
Other liabilities	15,133	14,736
Total current liabilities	2,550,593	3,133,839

Stockholders’ equity
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; 25,000,000 shares authorized; 11,619,197 shares issued and outstanding as of March 31, 2017 and December 31, 2016	11,619	11,619
Additional paid-in capital	49,853,196	49,559,020
Accumulated deficit	(47,140,811)	(45,467,576)
Total stockholders’ equity	2,724,004	4,103,063

Total Liabilities and Stockholders’ Equity	$5,274,597	$7,236,902